SCHEDULE 14A INFORMATION


PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF
1934.

FILED BY THE REGISTRANT /X/
FILED BY A PARTY OTHER THAN THE REGISTRANT /   /
Check the appropriate box:
/    /    Preliminary Proxy Statement
/    /    Confidential, for the Use of the Commission Only (as permitted by rule
          14a-6(e)(2))
/  X /    Definitive Proxy Statement
/    /    Definitive Additional Materials
/    /    Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                             KEY TRONIC CORPORATION
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/    /    $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
          14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
/    /    $500 per each party to the controversy pursuant to Exchange Act Rule
          14a-6(i)(3).
/    /    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
          11.

          1)   Title of each class of securities to which transaction applies:

          2)   Aggregate number of securities to which transaction applies:

          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          4)   Proposed maximum aggregate value of transaction:

          5)   Total Fee Paid:

/    /    Fee paid previously with preliminary materials.

/    /    Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing:

          1)   Amount Previously Paid

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing party:

          4)   Date Filed:





                         KEY TRONIC CORPORATION (LOGO)


                               September 22, 1998


     Dear Shareholder:

     The attached Notice of Annual Meeting of Shareholders and Proxy Statement relates to the Annual Meeting of Shareholders of Key Tronic Corporation, a Washington corporation (the "Company"), to be held on Thursday, October 22, 1998, at 10:00 a.m. Pacific Time at the principal executive offices of the Company, 4424 N. Sullivan Road, Spokane, Washington 99216.

     Whether or not you will attend the Annual Meeting in person and regardless of the number of shares you own, we request that you complete, sign, date and return the enclosed proxy card promptly in the accompanying postage-prepaid envelope. You may, of course, attend the Annual Meeting and vote in person, even if you have previously returned your proxy card.

                              Sincerely,

                              /s/ Jack W. Oehlke

                              Jack W. Oehlke
                              Chief Executive Officer and President
                              Member of the Board of Directors





                          KEY TRONIC CORPORATION (LOGO)

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                OCTOBER 22, 1998



To the Shareholders of KEY TRONIC CORPORATION:

The Annual Meeting of Shareholders of Key Tronic Corporation, a Washington corporation (the "Company") will be held on Thursday, October 22, 1998, at 10:00 a.m. Pacific Time at the principal executive offices of the Company, 4424 N. Sullivan Road, Spokane, Washington 99216 (the "Annual Meeting"), for the following purposes:

     1.To elect nine directors of the Company to hold office until the next
       Annual Meeting of Shareholders and until their successors are elected and have qualified;

     2.To ratify the appointment of Deloitte & Touche LLP as independent auditors for fiscal year 1999; and

     3.To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Record holders of the Company's Common Stock at the close of business on September 4, 1998 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Even if you will attend the Annual Meeting, please complete, sign, date and return the enclosed proxy to the Company in the enclosed postage-prepaid envelope in order to ensure that your shares will be voted at the Annual Meeting. You may vote your shares in person at the Annual Meeting even if you have previously returned your proxy card to the Company.

                         By Order of the Board of Directors,

                         /s/ Ronald F. Klawitter

                         Ronald F. Klawitter, Secretary



Spokane, Washington
September 22, 1998


 YOUR VOTE IS IMPORTANT.  PLEASE EXECUTE AND RETURN THE ENCLOSED CARD PROMPTLY,
         WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING.


                          KEY TRONIC CORPORATION (LOGO)


             FIRST MAILED TO SHAREHOLDERS ON OR ABOUT SEPTEMBER 22, 1998



                                PROXY STATEMENT


                                  INTRODUCTION

GENERAL

The preceding Notice of Annual Meeting of Shareholders, this Proxy Statement and the enclosed proxy card are being furnished by Key Tronic Corporation, a Washington corporation (the "Company"), to the holders of outstanding shares of Common Stock, no par value, of the Company ("Common Stock") in connection with the solicitation of proxies by the Board of Directors of the Company from holders of such shares. The proxies are to be used at the Annual Meeting of Shareholders of the Company to be held on Thursday, October 22, 1998 at 10:00 a.m. Pacific Time at the principal executive offices of the Company, 4424 N. Sullivan Road, Spokane, Washington 99216, and any adjournments or postponements thereof (the "Annual Meeting"). The proxies appoint Stanley Hiller, Jr., Wendell J. Satre and Yacov A. Shamash, any of them and their substitutes, as proxy to vote all shares represented at the Annual Meeting pursuant to this proxy solicitation.

RECORD DATE, PROXIES, REVOCATION

Record holders of the Common Stock at the close of business on September 4, 1998 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 9,630,830 shares of Common Stock were issued and outstanding. A proxy card for use at the Annual Meeting is enclosed with this Proxy Statement. All completed, signed and dated proxies returned to the Company will be voted at the Annual Meeting in accordance with the instructions thereon. If no instructions are given on an otherwise signed and dated proxy card, the proxy will be voted FOR the election of nominees for director named below, and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal 1999. Any proxy may be revoked at any time before it has been voted by giving written notice of revocation to the Secretary of the Company at the address set forth above; by delivering a completed, signed proxy bearing a date later than any earlier proxy; or by voting shares in person at the Annual Meeting. The mere presence at the Annual Meeting of the shareholder who has given a proxy will not revoke such proxy.

VOTING

Each share of Common Stock outstanding is entitled to one vote on each matter presented for a vote of the shareholders at the Annual Meeting. Under applicable law and the Company's Restated Articles of Incorporation and Amended and Restated By-Laws, if a quorum exists at a meeting: (i) the nine nominees for election as directors who receive the greatest number of votes cast for the election of directors by the shares present in person or represented by proxy and entitled to vote shall be elected directors and (ii) matter 2 listed in the accompanying Notice of Annual Meeting of Shareholders will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it. In the election of directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. An abstention from voting or a broker nonvote will have no effect on the approval of matter 2 since neither represents a vote cast.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

Nine Directors are to be elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their respective successors have been elected and have qualified. The nine nominees receiving the highest number of affirmative votes will be elected as directors. In the event any nominee is unable or unwilling to serve as a nominee or director, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board of Directors or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the size of the Board of Directors may be reduced in accordance with the By-Laws of the Company. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected. The following information has been provided to the Company with respect to the nominees for election to the Board of Directors:

Michael R. Hallman, age 53, has been a director of the Company since July 1992. Mr. Hallman served as Vice President, and later, President of Boeing Computer Services from March 1987 to February 1990. He served as President and Chief Operating Officer of Microsoft Corporation from March 1990 through March 1992. Mr. Hallman has been with The Hallman Group, a consulting organization, since April 1992. Mr. Hallman also serves on the Boards of Directors of Intuit, Inc., Infocus Systems, and Network Appliance.

Stanley Hiller, Jr., age 73, has been a director of the Company and Chairman of the Company's Executive Committee since February 1992. He served as Chief Executive Officer of the Company from February 1992 through August 1995 and has served as Chairman of the Board since September 1, 1995. Mr. Hiller is the Senior Partner of Hiller Investment Company and Managing Partner of The Hiller Group, a corporate management organization ("The Hiller Group"), and has served as Chairman of the Board, Chief Executive Officer or Senior Officer of numerous corporations over the last 50 years. Through The Hiller Group, which he founded in the late 1960s, he has brought together groups of executives who become actively involved in the direct management of companies, usually at the request of its managers, directors or shareholders. During the past 20 years, Mr. Hiller has concentrated his efforts in the area of restructuring troubled companies, including G. W. Murphy Industries (diversified manufacturing and services), Reed Tool Company (tool manufacturing), Baker International (Baker-Hughes) (oil field service), The Bekins Company (moving and storage) and York International (air conditioning manufacturing).

Kenneth F. Holtby, age 76, has been a director of the Company since March 1992. He served in various positions in engineering, technology, product development and program management for Boeing since 1947. He most recently served as Senior Vice President of Engineering and as a member of the Corporate Executive Council for Boeing until his retirement in 1987.

Jack W. Oehlke, age 52, has been President and Chief Executive Officer of the Company since June 1997. From October 1995, he served as Chief Operating Officer. Previously, he served as Senior Vice President of Operations from January 1995 to October 1995 and Vice President of Manufacturing Operations of the Company from December 1993 to January 1995. Mr. Oehlke served as Director of Operations, Director of Quality and in various management positions within manufacturing, engineering and quality functions of the Microswitch Division of Honeywell, Inc. from 1968 to 1993.

Dale F. Pilz, age 72, has been a director of the Company since April 1992. Mr. Pilz was Chief Executive Officer of Flowind Corporation from 1986 to 1990. He served as President of Omninet Corporation from 1985 to 1986. Prior to that,

Mr. Pilz was Chief Executive Officer and President of GTE Sprint Communications from 1983 to 1985 and also served as Chief Executive Officer and President of GTE Spacenet Corporation from 1983 to 1985.

Wendell J. Satre, age 80, has been a director of the Company since 1988 and served as Chairman of the Board of Directors from July 1991 through August 1995. Mr. Satre also served as a director from 1983 through 1986 and served as Acting President of the Company from August 1991 through February 1992. Mr. Satre is the retired Chairman of the Board and Chief Executive Officer of the Washington Water Power Company, a public utility headquartered in Spokane, Washington. Mr. Satre also serves on the Boards of Directors of Output Technology Corporation and The Coeur d'Alenes Company.

Yacov A. Shamash, age 48, has been a director of the Company since 1989. He has been the Dean of Engineering and Applied Sciences at the State University of New York campus at Stony Brook since 1992. Professor Shamash developed and directed the NSF Industry/University Cooperative Research Center for the Design of Analog/Digital Integrated Circuits from 1989 to 1992 and also served as Chairman of the Electrical and Computer Engineering Department at Washington State University from 1985 until 1992.

Clarence W. Spangle, age 73, has been a director of the Company since July 1992. A former Chairman of Memorex and President of Honeywell Information Systems, Mr. Spangle has been an independent management consultant since 1985. Mr. Spangle also serves on the Board of Directors of Apertus Technologies, Inc.

William E. Terry, age 65, has been a director of the Company since August 1992. Mr. Terry retired from Hewlett-Packard in December 1993 where he served in a number of executive positions during the past 35 years. Mr. Terry also serves on the Board of Directors of Altera Corporation and Phase Materials.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE.

THE BOARD OF DIRECTORS AND COMMITTEES

All directors hold office until the next Annual Meeting of Shareholders and until their successors have been elected and have qualified. There are no family relationships among any of the directors or executive officers of the Company.

The Company's Board of Directors met 6 times during fiscal 1998. During fiscal 1998, each director attended 75% or more of the total number of Board of Directors meetings and meetings of committees of the Board of Directors on which the director served during the time he served on the Board or committee, except Mr. Holtby, who attended 67% of such meetings.

The Audit Committee, which currently consists of Messrs. Pilz (Chairman), Holtby, Shamash and Terry met two times during fiscal 1998. The Audit Committee recommends to the Board of Directors the independent auditors to be selected to audit the financial statements of the Company for the fiscal year for which they are appointed, reviews the fees of the independent auditors and other terms of their engagement and monitors the adequacy of the audit effort and the Company's financial and accounting organization, financial reporting and internal controls.

The Compensation and Administration Committee (the "Compensation Committee"), which currently consists of Messrs. Hallman (Chairman), Satre and Spangle, met five times during fiscal 1998. The Compensation Committee establishes and reviews annually the Company's general compensation policies applicable to the Company's executive officers and other key employees, reviews and approves the level of compensation awarded to the Company's Chief Executive Officer and other officers and key management employees, prepares and delivers annually to the Board a report disclosing compensation policies applicable to the Company's executive officers and the basis for the Chief Executive Officer's compensation during the last fiscal year and makes recommendations to the Board regarding changes to existing compensation plans. The Compensation Committee administers the Company's stock option plans, including determining the individuals to receive options and the terms of such options.

The Executive Committee, which currently consists of Messrs. Satre (Chairman), Hiller, Oehlke and Terry held one meeting during fiscal 1998. The Executive Committee generally exercises the authority of the Board of Directors with respect to the management and operation of the Company between meetings of the Board of Directors.

DIRECTOR COMPENSATION

Each director who is not an employee of the Company receives a quarterly retainer of $1,875, a fee of $1,000 for each Board meeting attended in person and a fee of $325 for each Board meeting attended by telephone. Directors also receive a fee of $500 for each committee meeting attended (committee members receive a fee of $250 if the Board meeting is held the same day), except that directors receive a fee of $1,000 for each Executive Committee meeting attended (which payment is in lieu of any payment for a Board meeting attended on the same day). Committee chairmen receive an additional fee of $200 for each committee meeting attended. Directors also receive payment of out-of-pocket expenses related to their service as directors.

Each director who is not, upon election to the Board of Directors, an employee of the Company participates in the Company's Amended and Restated 1990 Stock Option Plan for Non-Employee Directors. Each non-employee director is granted, upon initial election, an option to purchase 10,000 shares of the Company's Common Stock. An additional option to purchase 10,000 shares upon the director's first re-election to the Board of Directors and an additional option to purchase 7,500 shares upon each re-election to the Board of Directors after the first re-election are also granted. The two 10,000 share option grants have a three year vesting period and the subsequent 7,500 share option grants have a two year vesting period.

                               EXECUTIVE OFFICERS

In addition to Mr. Oehlke, the following persons are the executive officers of the Company:

Craig D. Gates, age 39, has been Executive Vice President of Marketing, Engineering and Sales since July 1997. Previously he was Vice President and General Manager of New Business Development from October 1995 to July 1998. He joined the Company as Vice President of Engineering in October 1994. Mr. Gates has a Bachelor of Science Degree in Mechanical Engineering and a Masters in Business Administration from the University of Illinois, Urbana. From 1982 he held various engineering and management positions within the Microswitch Division of Honeywell, Inc., in Freeport, Illinois and from 1991 to October 1994 he served as Director of Operations, Electronics for Microswitch.

Ronald F. Klawitter, age 46, has been Executive Vice President of Administration, CFO, Treasurer and Secretary since July 1997. Previously he was Vice President of Finance, Secretary and Treasurer of the Company since October 1995. He was Acting Secretary from November 1994 to October 1995 and Vice President of Finance and Treasurer from 1992 to October 1995. From 1987 to 1992, Mr. Klawitter was Vice President, Finance at Baker Hughes Tubular Service, a subsidiary of Baker Hughes, Inc.

Efren R. Perez, age 58, has served as Vice President of S.W. Operations since July 1997. Previously he was the Managing Director of S.W. Operations from July 1996 to July 1997 and Director of S.W. Operations from July 1995 to June 1996. Following the Company's acquisition of the Honeywell, Inc. Keyboard Division, Mr. Perez served as Plant Manager in Juarez from July 1993 to July 1995. He served as Plant Manager in Juarez for the Keyboard Division of Honeywell, Inc. from February 1989 to July 1993. Mr. Perez is a graduate of the University of Mexico with a B.S. in Physics.

All executive officers hold office until their successors are elected and have qualified.

                      PRINCIPAL SHAREHOLDERS AND SECURITY
                            OWNERSHIP OF MANAGEMENT

The following table provides certain information which has been furnished to the Company regarding beneficial ownership of the Common Stock as of the Record Date, with respect to (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each director and nominee for director of the Company; (iii) each of the executive officers of the Company named in the Summary Compensation table; and (iv) all directors and executive officers of the Company as a group.



NAME OF                                 NUMBER OF SHARES       PERCENT OF
BENEFICIAL OWNER*                      BENEFICIALLY OWNED(1)    CLASS (1)

Dimensional Fund Advisors, Inc.        719,700 (2), (3)           7.5%
1299 Ocean Avenue, Suite 650
Santa Monica, CA 90401


Hiller Key Tronic Partners, L.P.       875,122 (4)                9.1%


Michael R. Hallman                      19,102 (5)                **


Stanley Hiller, Jr.                    882,755 (6)                9.2%


Kenneth F. Holtby                       33,102 (7)                **


Dale F. Pilz                            16,552 (8)                **


Wendell J. Satre                        34,000 (9)                **


Yacov A. Shamash                        14,500 (10)               **


Clarence W. Spangle                     15,352 (11)               **


William E. Terry                        19,102 (12)               **


Craig D. Gates                         143,078 (13)               **


Ronald F. Klawitter                    143,483 (14)               **


Jack W. Oehlke                         183,731 (15)               **


Efren R. Perez                          35,993 (16)               **


All officers and directors as a      1,540,750 (17)             16.0%
group (12 persons)(5)-(16), (17)

______________

* Unless otherwise noted, the address for each named shareholder is in care of the Company at its principal executive offices.

**   Less than 1%.

(1) Percentage beneficially owned is based on 9,630,830 shares of Common Stock outstanding on the Record Date. A person or group of persons is deemed to beneficially own as of the record date any shares which such person or group of persons has the right to acquire within 60 days after the record date. In computing the percentage of outstanding shares held by each person or group of persons, any shares which such person or persons have the right to acquire within 60 days after the record date, are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2) Based on Form 13F filed with the Securities and Exchange Commission, dated June 30, 1998.

(3) Dimensional Fund Advisors, Inc. ("DFA"), a registered investor advisor, is deemed to have beneficial ownership of these shares all of which are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which DFA serves as investment manager. DFA disclaims beneficial ownership of all shares.

(4) Represents 713,598 shares of restricted Common Stock subject to the Restricted Stock Agreement (described on page 9) between the Company and Hiller Key Tronic Partners, a Washington limited partnership ("HKT Partners") and 161,524 unrestricted shares of Common Stock held by HKT Partners. Excludes 100 shares owned directly by Mr. Hiller, as to which HKT Partners disclaims beneficial ownership. See textual disclosure on page 9.

(5) Includes 10,000 shares issuable upon exercise of director stock options and Mr. Hallman's pro rata interest (3,568 shares) in shares of restricted Common Stock held by HKT Partners.

(6) Represents 717,594 shares of restricted Common Stock and 165,061 unrestricted shares of Common Stock, which shares represent the pro rata interest of Mr. Hiller in the interest of entities controlled by Mr. Hiller in shares held by those entities and HKT Partners. Also includes 100 shares owned directly by Mr. Hiller, as to which HKT Partners disclaims beneficial ownership. See textual disclosure on page 9.

(7) Includes 10,000 shares issuable upon exercise of director stock options and Mr. Holtby's pro rata interest (3,568 shares) in shares of restricted Common Stock held by HKT Partners.

(8) Includes 10,000 shares issuable upon exercise of director stock options and Mr. Pilz's pro rata interest (3,568 shares) in shares of restricted Common Stock held by HKT Partners.

(9)  Includes 10,000 shares issuable upon exercise of a director stock option.

(10) Includes 10,000 shares issuable upon exercise of a director stock option.

(11) Includes 10,000 shares issuable upon exercise of director stock options and Mr. Spangle's pro rata interest (3,568 shares) in shares of restricted Common Stock held by HKT Partners.

(12) Includes 10,000 shares issuable upon exercise of director stock options and Mr. Terry's pro rata interest (3,568 shares) in shares of restricted Common Stock held by HKT Partners.

(13) Includes 123,000 shares issuable upon exercise of employee stock options and Mr. Gates' pro rata interest (5,498 shares) in shares of restricted Common Stock held by HKT Partners. Also includes Common Stock allocated to Mr. Gates as a participant in the Company's Variable Investment Plan (11,283 shares) as of September 1, 1998.

(14) Includes 117,682 shares issuable upon exercise of employee stock options and Mr. Klawitter's pro rata interest (12,219 shares) in shares of restricted Common Stock held by HKT Partners. Also includes Common Stock allocated to Mr. Klawitter as a participant in the Company's Variable Investment Plan (7,445 shares) as of September 1, 1998.

(15) Includes 149,500 shares issuable upon exercise of employee stock options and Mr. Oehlke's pro rata interest (12,464 shares) in shares of restricted Common Stock held by HKT Partners. Also includes Common Stock allocated to Mr. Oehlke as a participant in the Company's Variable Investment Plan (15,559 shares) as of September 1, 1998.

(16) Represents 34,834 shares issuable upon exercise of employee stock options and Common Stock allocated to Mr. Perez as a participant in the Company's Variable Investment Plan (1,159 shares) as of September 1, 1998..

(17) Includes 495,016 shares subject to issuance pursuant to stock options held by directors and executive officers which are currently exercisable or exercisable within 60 days of September 4, 1998. Does not include Common Stock allocated to officers as participants in the Company's Variable Investment, Stock Bonus or Employee Stock Ownership Plans after September 1, 1998.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

Set forth below is information on the annual and long-term compensation for services rendered during fiscal years 1998, 1997 and 1996, by the Named Executive Officers which include (i) Mr. Oehlke, the Chief Executive Officer and President, and (ii) the three other persons who served as executive officers of the Company during fiscal 1998. For information regarding the Company's current executive officers, see EXECUTIVE OFFICERS, page 4.

                           SUMMARY COMPENSATION TABLE
                                                  LONG-TERM COMPENSATION
                          ANNUAL COMPENSATION         AWARDS        PAYOUTS
                                                  RESTRICTED
                                         OTHER       STOCK  SECURITIES                  ALL
NAME AND         FISCAL SALARY   BONUS   ANNUAL    AWARD(S) UNDERLYING PAYOUTS  OTHER
PRINCIPAL               ( $)(1)  ($)(2)  COMPENSA-  ($)(4)  OPTIONS      ($)    COMPEN-
POSITION         YEAR                     TION                (#)               SATION
                                         ($)(3)                                 ($)(5)

Jack W. Oehlke   1998  232,856     --      --         --       --        --     3,714
Chief Executive  1997  196,861     --      --         --       --        --     3,016
Officer          1996  179,808     --      --         --       33,000    --     4,495
and President

Craig D. Gates   1998  198,100     --      --         --       --        --     3,881
Executive Vice   1997  164,938     --      --         --       --        --     3,799
President,       1996  149,808     --      --         --       43,000    --     3,745
Marketing,
Engineering and
Sales

Ronald F.        1998  192,927     --      --         --       --        --     3,880
Klawitter        1997  163,869     --      --         --       --        --     3,772
Executive Vice   1996  142,692     --      --         --       33,000    --     3,567
President of
Administration,
CFO, Treasurer
and Secretary

Efren R. Perez   1998  124,494     --      --         --       --        --     3,112
Vice President
of SW Operations
________________

(1) Includes amounts deferred under the 401(k) component of the Company's Variable Investment Plan.

(2) Represents dollar value of cash bonuses earned by the Named Executive Officers during the fiscal year indicated.

(3) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted in those instances where such perquisites and other personal benefits constituted less than the lesser of $60,000 or ten percent of the total of annual salary and bonus for the named executive officer for such year.

(4) Does not include shares of restricted Common Stock held by HKT Partners, a partnership in which entities controlled by Mr. Hiller, and in which Messrs. Oehlke, Gates, and Klawitter, individually, hold limited partnership interests. See notes (5) through (17) to "Principal Shareholders and Security Ownership of Management."

(5) Represents Company matching payments in 1998, 1997 and 1996 under the Company's Variable Investment Plan.


                       OPTION GRANTS IN 1998 FISCAL YEAR

The following table sets forth information concerning individual grants of stock options made during fiscal 1998 to each of the individuals identified in the Summary Compensation Table.

                NUMBER OF  % OF TOTAL                         POTENTIAL REALIZABLE
               SECURITIES   OPTIONS                            VALUE AT ASSUMED
               UNDERLYING  GRANTED TO  EXERCISE              ANNUAL RATES OF STOCK
     NAME        OPTIONS    EMPLOYEES    PRICE   EXPIRATION   PRICE APPRECIATION FOR
                 GRANTED   IN FISCAL  ($/SHARE)    DATE        OPTION TERM (2)
                 (#)(1)       1998                              5% ($)     10% ($)

Jack W. Oehlke   75,000       10.5%      2.75    6/26/2008    129,709     328,709
                150,000       21.1%      4.81    8/28/2007    453,744   1,149,883

Craig D. Gates   50,000        7.0%      2.75    6/26/2008     86,472     219,139
                 90,000       12.7%      4.81    8/28/2007    272,246     689,930

Ronald F.        50,000        7.0%      2.75    6/26/2008     86,472     219,139
Klawitter        90,000       12.7%      4.81    8/28/2007    272,246     689,930

Efren R. Perez   30,000        4.2%      2.75    6/26/2008     51,883     131,484

__________

(1) Options which expire on 6/26/2008 vest at the rate of 50% per year on the first and second anniversaries of the grant date. Options which expire on 8/28/2007 vest at the rate of 33 1/3% per year on the first, second and third anniversaries of the grant date. Options which are not vested at the time of termination of employment expire upon termination of employment.

(2) The rates of appreciation shown in the table are for illustrative purposes only pursuant to applicable Securities and Exchange Commission requirements. Actual values realized on stock options are dependent on actual future performance of the Company, among other factors. Accordingly the amounts shown may not necessarily be realized.

The following table provides information on the exercise of options to purchase Common Stock by the Named Executive Officers in fiscal 1998 and such officers' unexercised options to purchase Common Stock at June 27, 1998.


                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998
                       AND FISCAL YEAR-END OPTION VALUES

                  SHARES               NUMBER OF SHARES
                 ACQUIRED           UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                    ON      VALUE     OPTIONS AT FISCAL        IN-THE-MONEY OPTIONS
                 EXERCISE  REALIZED       YEAR-END(#)            AT FISCAL YEAR-
                                                                      END($)(1)
NAME               (#)       ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE

Jack W. Oehlke      0        N/A      99,500     262,500      N/A        N/A

Craig D. Gates      0        N/A      93,000     170,000      N/A        N/A

Ronald F.           0        N/A      97,682     170,000      N/A        N/A
Klawitter

Efren R. Perez      0        N/A      29,834      40,250      N/A        N/A

__________

(1) This amount represents the aggregate of the number of in-the-money options multiplied by the difference between the closing price of the Common Stock on the Nasdaq National Market on June 27, 1998 and the exercise prices for the relevant options.

EMPLOYMENT CONTRACTS AND TERMINATION AND CHANGE IN CONTROL ARRANGEMENTS

Hiller Restricted Stock Agreement. On February 1, 1992, the Company approved an agreement with The Hiller Group, (the "Hiller Agreement"), under which Stanley Hiller and other members of The Hiller Group would become involved in the management of the Company. Under the Hiller Agreement, Mr. Hiller was appointed a director, Chief Executive Officer and Chairman of the Company's Executive Committee in February 1992 and acquired the right to designate three additional persons to be appointed to the Company's Board of Directors. Under these arrangements, Mr. Hiller has received no salary for his services as an executive officer and director of the Company, and no such salary is currently anticipated to be paid in the foreseeable future.

In connection with the Hiller Agreement, the Company entered into an agreement (the "Hiller Option Agreement"), which was approved by the Company's shareholders in May 1992. The Hiller Option Agreement gave HKT Partners the right to purchase from the Company up to 2,396,923 shares of Common Stock (the "Hiller Option"). The last reported sale price of the Common Stock on the last trading day prior to the Board's approval of the Hiller Option was $3.125 per share. The Hiller Option became fully exercisable on March 1, 1994.

On May 28, 1997, the shareholders of the Company approved a Restricted Stock Agreement between HKT Partners and the Company. Pursuant to the Restricted Stock Agreement, the Company issued 1,070,396 shares of restricted Common Stock to HKT Partners in exchange for, and in cancellation of, the Hiller Option. The shares are subject to certain restrictions set forth in the Restricted Stock Agreement that will lapse over a three-year period or upon the happening of certain events described below. The shares issued under the Restricted Stock Agreement are subject to restrictions prohibiting resale of the shares by HKT Partners, and to a risk of forfeiture, until the restrictions lapse or upon the happening of certain events described below. Subject to the events described below, the restrictions will lapse and the shares will become unrestricted according to the following schedule: (i) 33-1/3% of the total shares will become unrestricted on the first anniversary of the issuance date, (ii) an additional 33-1/3% of the total shares will become unrestricted on the second anniversary of the issuance date, and (iii) the remaining 33-1/3% of the total shares will become unrestricted on the third anniversary of the issuance date.

The restrictions will lapse according to the above schedule; provided that Mr. Hiller continues to serve the Company as a director, officer or advisor during such anniversary periods, subject to the following exceptions: (i) if the shareholders or the Board fail to elect or appoint Mr. Hiller to serve as a director, officer, or advisor of the Company despite his willingness to do so, all of the restricted shares shall immediately become unrestricted; (ii) if Mr. Hiller becomes unable to serve as a director, officer or advisor of the Company due to health problems, the resale restrictions shall continue to lapse according to the three-year schedule above; and (iii) if there is a "Change of Control" of the Company (as defined in the Restricted Stock Agreement), all shares issued to HKT Partners shall immediately become unrestricted. A "Change of Control" is defined to include (i) the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock of the Company where the shareholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company; (ii) a merger in which the shareholders of the Company before such merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving company; or (iii) the sale, exchange, or transfer of all or substantially all of the Company's assets (other than a sale, exchange, or transfer to one or more corporations where the shareholders of the Company before such sale, exchange, or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the corporation(s) to which the assets were transferred).

The Company will retain all stock certificates representing shares of restricted Common Stock until the date the restrictions on such shares of Common Stock have lapsed in accordance with the schedule set forth above. Any shares of restricted Common Stock that fail to vest in accordance with such schedule will be deemed reconveyed to the Company without payment of any consideration by the Company, and the Company will thereupon cancel all such shares.

Hiller Key Tronic Partners. HKT Partners is a Washington limited partnership created by The Hiller Group. Mr. Hiller, as the sole shareholder of HKT, Inc., a Washington corporation, the General Partner of HKT Partners, and as a General Partner of Hiller Investment Partners, a California general partnership and a limited partner of HKT Partners, currently has a 66.73% interest in HKT Partners. Each partner of HKT Partners will share in the economic benefit of the Hiller Restricted Stock to the extent of their respective partnership interests. The following directors have received a .5% ownership interest in HKT Partners: Michael R. Hallman; Kenneth F. Holtby; Dale F. Pilz; Clarence W. Spangle; and William E. Terry. Messrs. Gates, Klawitter, and Oehlke, respectively have received .77%, 1.72% and 1.74% ownership interests in HKT Partners.

Employment Contracts. Pursuant to an employment contract, dated December 27, 1993, Mr. Oehlke received an initial salary of $122,500 per year, a cash signing bonus of $24,000 and eligibility to participate in the Company's bonus incentive plan as offered to its key employees from time to time. In addition the Company granted to Mr. Oehlke, options to purchase 20,000 shares of Common Stock at an exercise price of $8.00 per share (the market price on the date of grant) and agreed to pay Mr. Oehlke's relocation related expenses.

Pursuant to an employment contract, executed December 9, 1992, Mr. Klawitter received an initial base salary of $88,000 per year and eligibility to participate in the Company's bonus incentive plan as offered to its key employees from time to time. In addition the Company granted to Mr. Klawitter options to purchase 20,000 shares of Common Stock at an exercise price of $8.25 per share (the market price on the date of grant) and agreed to pay Mr. Klawitter's relocation related expenses.

Pursuant to an employment contract, executed October 27, 1994, Mr. Gates received an initial base salary of $125,000 per year and eligibility to participate in the Company's bonus incentive plan as offered to its key employees from time to time. The Company also granted to Mr. Gates options to purchase 20,000 shares of Common Stock at an exercise price of $10.75 per share (the market price on the grant date) and agreed to pay Mr. Gates' relocation related expenses.

Pursuant to an employment contract, executed July 10, 1997, Mr. Perez received an initial base salary of $126,525 per year and eligibility to participate in the Company's bonus incentive plan as offered to its key employees from time to time.

Each of the employment contracts entered into described above imposes upon the employee standard non-disclosure, confidentiality and covenant not to compete provisions. The above employment contracts provide that the Company may terminate employment at any time. The employment contracts provide that upon termination of employment by the Company, other than for cause, or upon termination by the employee in the event the Company changes the substantive responsibilities and duties of the employee in such a way as to constitute a demotion; the Company shall continue to pay employee's base salary in effect prior to termination for a period of one year after termination.

Stock Option Plans. The Company's executive stock option plans and non-employee directors stock option plan provide that upon a change of control of the Company the vesting of outstanding options will be accelerated.

COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

The Board of Directors has a Compensation Committee presently consisting of Messrs. Hallman, Satre and Spangle. Mr. Satre served as Acting President of the Company from August 1991 through February 1992.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

Key Tronic's compensation philosophy established by the Compensation Committee is that annual total cash compensation should vary with the performance of the Company and long-term incentives should be aligned with the interests of the Company's shareholders. The Company's compensation plan is designed to allow the Company to attract, motivate and retain highly qualified individuals and is consistent with the short-term and long-term goals of the Company. Compensation of the Company's executive officers, except as otherwise noted in this report, has three primary elements: base salary, annual incentive bonus and an annual stock option grant.

Base salaries are established following a review of competitive information related to comparable companies, in similar industries, nationally and in the Northwest. Annual incentive bonuses are tied to the profitability of the Company and the key employee's contribution to the Company's performance.
Annual stock option incentive grants are based upon base salary and a stock performance goal established by the Compensation Committee. Annual stock option grants to executive officers are made under the Company's employee stock option plan.

BASE SALARIES

The Company's compensation philosophy emphasizes performance-based pay. The goal is to have base salary represent a target percentage of an executive officer's total annual compensation. Prior to setting compensation levels for executive officers, the Compensation Committee reviews competitive information related to comparable companies, in similar industries, nationally and in the Northwest. These companies include some but not all of the companies appearing in the Nasdaq Computer Manufacturer Index in the performance graph on page 13. The Compensation Committee indexes base salary ranges to be slightly below average competitive levels in the Northwest. During fiscal 1998, executive officer pay ranges were adjusted upward to be consistent with the Compensation Committee's established index. Management recommendations (other than those of the subject executive officer) are considered by the Compensation Committee in establishing an individual executive officer's recommended salary. The Compensation Committee also considers factors related to individual performance, individual responsibility, Company performance based on net earnings and external competitive factors. The Board as a whole establishes each executive officer's annual salary. Executive officers who also serve as directors abstain from voting when their own annual salary is determined.

ANNUAL BONUS

The Compensation Committee established a key employee incentive bonus plan for fiscal 1998. The plan was based upon Company profit goals. A minimum Company profit goal had to be achieved before any payment was to be made under the plan to executive officers. Bonus payments under the plan were to be based on three performance levels: threshold achievement, expected achievement, and over-achievement of Company profit goals or a combination of Company profit goals and other financial goals. Over-achievement payments under the plan were intended to be higher than comparable industry averages for annual incentive bonus plans by an amount approximately equal to the amount by which base salary was below comparable industry averages. Payments were to be based upon a percentage of the key employees fiscal 1998 base earnings. The payment percentage ranges were established in descending order for the President & Chief Executive Officer, all other officers and all other key employees. The threshold achievement profit performance level was not met and, therefore, no executive officer and no non-officer key employees were awarded a bonus pursuant to the incentive bonus plan for fiscal 1998.

ANNUAL STOCK OPTION AWARDS

The Compensation Committee's policies make long-term incentive compensation an important part of motivating and retaining key employees. Such long-term incentive compensation is consistent with the interests of the Company's shareholders in that it ties executive compensation to the performance of the Company's stock. The Compensation Committee believes that long-term incentive compensation can best be implemented through the granting of annual stock options. The Compensation Committee makes the determination to grant options to key employees based upon each key employee's position in the Company, base salary and the recommendations of the President and Chief Executive Officer based on individual performance. The exercise price of the options is equal to the closing price of the Common Stock on the date of grant as quoted by the Nasdaq National Market, as reported in The Wall Street Journal. The vesting periods for options range from one to three years. The Committee granted options to all other executive officers and certain other key employees during fiscal 1998 in accordance with the Company's compensation policies.

CHIEF EXECUTIVE OFFICER

Mr. Oehlke was elected President & Chief Executive Officer of the Company in June 1997. Upon his promotion the Board of Directors increased his annual base salary to $230,000 and he was granted an option to purchase 31,000 shares of Common Stock. Mr. Oehlke was eligible to participate, in fiscal year 1998, in the Company's annual incentive bonus plan with his annual bonus targeted at 50% based upon meeting specific objectives for the fiscal year as agreed to in advance with the Board. Higher bonuses could have been achieved based upon exceeding the specific objectives with a maximum annual bonus of 75% of Mr. Oehlke's base salary for fiscal year 1998. The specific objectives were not met and no bonus was awarded to Mr. Oehlke for fiscal year 1998.

Compensation payments in excess of $1 million in any taxable year to any "covered employee" (defined as the Chief Executive Officer and the Company's other four most highly compensated officers) is subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Certain performance-based compensation is not subject to the limitation on deductibility. To the extent that there is no adverse effect on the Company's performance-related compensation philosophy or on the Company's ability to provide competitive compensation, it is the policy of the Compensation Committee and the Board of Directors to minimize executive compensation that is not deductible by the Company for tax purposes.

                             COMPENSATION COMMITTEE
                          Michael R. Hallman, Chairman
                                Wendell J. Satre
                              Clarence W. Spangle

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

                         COMPARISON OF TOTAL RETURN(1)
                 AMONG NASDAQ (U.S. AND FOREIGN) MARKET INDEX,
         NASDAQ COMPUTER MANUFACTURER INDEX AND KEY TRONIC CORPORATION

     The following graph compares the cumulative total stockholder return on the Common Stock of the Company for the last five fiscal years with the cumulative total return of (i) the CRSP Total Return Index for The Nasdaq Stock Market (U.S. and Foreign) (the "CRSP Nasdaq (US & Fgn) Index") and(ii) the CRSP Index for Nasdaq Computer Manufacturer Stocks (the "CRSP Computer Index"). This graph assumes the investment of $100 on July 3, 1993 in the Company's Common Stock, the CRSP Nasdaq Index and the CRSP Computer Index and assumes dividends are reinvested. Measurement points are at the last trading day of the fiscal years ended July 2, 1994, July 1, 1995, June 29, 1996, June 28, 1997 and June 27,
1998. The Nasdaq, (U.S. and foreign) Market Index is composed of companies included within all Standard Industrial Classification (SIC) codes. The SIC code of all companies included in the Nasdaq Computer Manufacturer Index is
357. The Company will provide a list of companies included in the indexes to any shareholder upon written request to the Company's Acting Secretary.

     Measurement Period      Key Tronic    CRSP Nasdaq     (US CRSP Com-
     (Fiscal Year Covered)  Corporation    & Fgn) Index     puter Index

           07/03/93             100.0          100.0           100.0
           07/02/94              62.5          100.5            81.9
           07/01/95             160.0          133.3           146.7
           06/29/96              65.0          170.1           208.9
           06/28/97              45.0          206.7           263.0
           06/27/98              27.5          270.8           428.0


                              CERTAIN TRANSACTIONS

Pursuant to an agreement approved by the Board of Directors in January 1993, Hiller Investment Company ("Hiller Investment") became entitled to receive $24,000 per month in reimbursement for expenses incurred by Hiller Investment in connection with the provision of clerical and other services to the Company. Effective October 1, 1996 the agreement was amended to decrease the per month reimbursement to $15,000. Hiller Investment received $162,000 pursuant to this agreement in fiscal 1998. Mr. Hiller is Senior Partner of Hiller Investment. Mr. Hiller does not receive any salary from the Company's reimbursement paid to Hiller Investment.

See COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS, page 11, for additional relationships and transactions.


                                   PROPOSAL 2

                    RATIFICATION OF APPOINTMENT OF AUDITORS

Deloitte & Touche LLP has served as the Company's independent auditors since 1983 and has been appointed by the Board of Directors as the Company's independent auditors for the fiscal year ending July 3, 1999. In the event that ratification of this appointment of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of auditors.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

                             SHAREHOLDER PROPOSALS

To be considered for presentation to the Annual Meeting of Shareholders to be held in 1999, a shareholder proposal must be received by Ronald F. Klawitter, Executive Vice President of Administration, CFO, Treasurer and Secretary, Key Tronic Corporation, 4424 N. Sullivan Road, Spokane, Washington 99216, no later than May 25, 1999.

                                 OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and Nasdaq. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms which they file. Based solely on its review of the copies of such forms received or written representations from certain Reporting Persons that no Forms 5 were required, the Company believes that with respect to the fiscal year ended June 27, 1998 all the Reporting Persons complied with all applicable filing requirements. .

Solicitation Expenses. The expense of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, executive officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid for such solicitation. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

Other Business. The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Shareholders are urged to fill in, sign and promptly return the accompanying form in the enclosed envelope.

                         By Order of the Board of Directors,

                         /s/ Ronald F. Klawitter

                         Ronald F. Klawitter, Secretary

Spokane, Washington
September 22, 1998


                                  PROXY CARD

[SIDE 1]                  KEY TRONIC CORPORATION LOGO
                             KEY TRONIC CORPORATION
                4424 N. Sullivan Road, Spokane, Washington 99216

            PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING
                                OCTOBER 22, 1998

STANLEY HILLER, JR., WENDELL J. SATRE, AND YACOV A. SHAMASH, or any of them, each with the power of substitution, are hereby authorized to represent and vote all shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Key Tronic Corporation to be held on Thursday, October 22, 1998, and any adjournment or postponement thereof.

    UNLESS OTHERWISE SPECIFIED THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSAL 1 AND PROPOSAL 2.

  1.   Election of Directors:                WITHHOLD AUTHORITY to vote
       FOR all nominees listed below /  / .  for all nominees listed below /  /

          FOR, except vote withheld from the following nominee(s):


     ___________________________________________________________________________

            Election of nine directors (or if any nominee is not available for election, such substitute as the Board of Directors or the proxy holders may designate). Nominees:

            Michael R. Hallman, Stanley Hiller, Jr., Kenneth F. Holtby,
            Jack W. Oehlke, Dale F. Pilz, Wendell J. Satre, Yacov A. Shamash, Clarence W. Spangle and William E. Terry

          _______________________________________________________________


      2. Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1999.

            /  /    FOR     /  /  AGAINST    /  /  ABSTAIN

          _______________________________________________________________

               (Continued and to be signed and dated on other side.)



[SIDE 2]

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and accompanying proxy statement, ratifies all that said Proxies or their substitutes may lawfully do by virtue hereof, and revokes all prior proxies. Shares represented by this proxy will be voted as directed by the shareholder. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

If you wish to vote in accordance with the Board of Directors' recommendations, just sign and date below. You need not mark any boxes.

PLEASE SIGN, DATE AND RETURN PROMPTLY.    Mark /  / for address change:

                                Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                _______________________________________________

                                Signature                         Date
                                _______________________________________________

                                Signature                         Date


No postage is required if this proxy is returned in the enclosed envelope and mailed in the United States.